Exhibit 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com Telephone No. (604) 687-1224

Client File No. 5680-001

October 31, 2023

Bruush Oral Care Inc.

128 West Hastings Street, Unit 210

Vancouver, British Columbia V6B 1G8

Canada

Dear Sirs/Mesdames:

Re:	Bruush Oral Care Inc. (the “Company”)

We are British Columbia (the “Province”) securities counsel for the Company and are rendering this opinion in connection with the filing of Amendment No.1 to registration statement on Form F-1, File No. 333-272942 (the “Registration Statement”) filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the Selling Securityholders (as defined in the Registration Statement) of: (a) in respect of Generating Alpha Ltd.: (i) 79,724 common shares of the Company (the “GA Shares”); (ii) 7,181,146 common shares of the Company (the “GA Prefunded Warrant Shares”) that may be issued upon exercise of a pre-funded common share purchase warrant of the Company (the “GA Prefunded Warrant”); and (iii) 8,350,000 common shares of the Company (the “GA Warrant Shares”) that may be issued upon exercise of a common share purchase warrant of the Company (the “GA Warrant”); (b) in respect of Yaletown Bros. Ventures Ltd., an aggregate of 9,980,398 common shares of the Company (the “Yaletown Shares”); and (c) in respect of Alchemy Advisors LLC (“Alchemy”) and pursuant to a consulting agreement between Alchemy and the Company dated October 23, 2023 (the “Alchemy Agreement”), 3,000,000 common shares of the Company (the “Alchemy Warrant Shares”) that may be issued upon exercise of 3,000,000 pre-funded common share purchase warrants in the capital of the Company (the “Alchemy Warrants”), all as further described in the Registration Statement.

For the purposes of our opinion below, we have relied solely on:

(a)	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying, among other things:

(i)	the issuance of the GA Shares, the GA Prefunded Warrant, the GA Warrant, the Yaletown Shares (collectively, the “Issued Securities”) and the receipt of full consideration for the Issued Securities;

(ii)	the Certificate of Incorporation, Notice of Articles and Articles of the Company;

(iii)	copies of the directors’ resolutions of the Company dated September 1, 2023, October 1, 2023 and October 24, 2023 approving, among other things, the issuance of the Issued Securities, which resolutions we have assumed will be in full force and effect, at all relevant times;

(b)	a draft copy of the Registration Statement;

(c)	original and/or copies of the executed certificate representing each of the certificate GA Prefunded Warrant (the “GA Prefunded Warrant Certificate”) and GA Warrant (the “GA Warrant Certificate”);

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	The GA Shares and the Yaletown Shares have been duly allotted and authorized for issue by the Company and have been validly issued as fully paid and non-assessable shares.

2.	Upon receipt by the Company of the exercise price in full for the GA Prefunded Warrant Shares and the issuance of the GA Prefunded Warrant Shares in consideration for such exercise price in accordance with the terms of the GA Prefunded Warrant Certificates, the GA Prefunded Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

3.	Upon receipt by the Company of the exercise price in full for the GA Warrant Shares and the issuance of the GA Warrant Shares in consideration for such exercise price in accordance with the terms of the GA Warrant Certificates, the GA Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

4.	The issuance of the Alchemy Warrants by the Company has been authorized and upon the receipt by the Company of the consideration for the Alchemy Warrants and the issuance of the Alchemy Warrants in accordance with the terms of the Alchemy Agreement, the Alchemy Warrants will be validly issued and constitute valid obligations of the Company.

5.	Upon the receipt by the Company of the exercise price in full for the Alchemy Warrant Shares and the issuance of the Alchemy Warrant Shares in consideration for such exercise price in accordance with the terms of the certificate(s) governing the Alchemy Warrants, the Alchemy Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP